Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2014 Equity Incentive Plan, the 2014 Employee Stock Purchase Plan and the 2018 Equity Inducement Plan of Dermira, Inc. of our reports dated February 28, 2017, with respect to the consolidated financial statements of Dermira, Inc. and the effectiveness of internal control over financial reporting of Dermira, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
February 2, 2018